    As filed with the Securities and Exchange Commission on May 8, 2002

                                                      Registration No. 333-70596

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 4 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             LEVEL 8 SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

              DELAWARE                                      11-2920559
                                                         (I.R.S. Employer
  (State or other jurisdiction of                     Identification Number)
   incorporation or organization)
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               JOHN P. BRODERICK
                            CHIEF FINANCIAL OFFICER
                             LEVEL 8 SYSTEMS, INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

                              Scott D. Smith, Esq.
                            Katherine M. Koops, Esq.
                     Powell, Goldstein, Frazer & Murphy LLP
                                Sixteenth Floor
                           191 Peachtree Street, N.E.
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                                ---------------

   Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement as determined by the selling stockholders.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information contained in this prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion; dated May 8, 2002


                                   PROSPECTUS

                                3,905,420 Shares

                             LEVEL 8 SYSTEMS, INC.

                           [LOGO OF LEVEL 8 SYSTEMS]

                                  Common Stock

                                  -----------

  This prospectus registers for resale up to 3,905,420 shares of our common stock which may be offered from time to time by Liraz Systems Ltd., our principal stockholder, and its affiliate, Advanced Systems Europe B.V., as described in the section entitled "Selling Stockholders" on page 13. Concurrent with this offering on behalf of the selling stockholders named herein, we are registering 5,678,511 additional shares of our common stock on behalf of a different group of selling stockholders on Form S-3 (SEC File No. 333-82768).


  On May 2, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $1.00 per share. Our common stock is traded on the Nasdaq National Market under the symbol "LVEL."


  The selling stockholders may also offer additional shares of common stock acquired as a result of stock splits, stock dividends or similar transactions.

  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders may sell their shares of common stock from time to time in various types of transactions, including on the Nasdaq National Market, in the over-the-counter market, and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 14.

                                  -----------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                The date of this prospectus is           , 2001.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
THE COMPANY.................................................................   2
RISK FACTORS................................................................   6
INCORPORATION BY REFERENCE..................................................  11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................  12
USE OF PROCEEDS.............................................................  12
SELLING STOCKHOLDERS........................................................  13
PLAN OF DISTRIBUTION........................................................  14
LEGAL MATTERS...............................................................  15
EXPERTS.....................................................................  15

                             AVAILABLE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 to register the shares included in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the Securities and Exchange Commission's public reference facility.

                                  THE COMPANY

   We are a global provider of business integration software that enables organizations to integrate new and existing information and processes at the desktop with our Cicero(R) product and at the server or back-office level with our Geneva Enterprise Integrator and Business Process Automator products. Our flagship product, Cicero, is a business integration software product that maximizes end-user productivity, streamlines business operations and integrates systems and applications that would not otherwise work together. By using our Cicero solution, companies can decrease their customer management costs, increase their customer service level and more efficiently cross-sell the full range of their products and services resulting in an overall increase in return on information technology investments.

   Cicero is a software product that allows companies to integrate their existing software applications into a seamless integrated desktop. Cicero subordinates and controls most Windows-based applications and provides a seamless environment with a consistent look and feel. The end-user can navigate any number of software applications whether local, client-server, mainframe legacy or web-browser in a consistent and intuitive way that is completely customizable by their employer. Cicero runs on Windows NT, Windows 2000 and Windows XP to organize applications under a book-chapter-section metaphor that keeps all the application functionality that the user needs within easy reach. For instance, selecting the "memo" tab might cause a Microsoft Word memo-template to be created within the Cicero desktop. The end-user need not even know that they are using Microsoft Word. Moreover, a customer tracking database can be linked with the customer relationship management software package even though such products were not originally designed to integrate in that fashion. Virtually any application can be integrated under the Cicero book-chapter metaphor and be used in conjunction with other contact center applications.

   The key component of the Cicero solution is visual integration at the desktop that consolidates applications that do not inherently work together into a cohesive, simplified work environment embodied in a single look and feel desktop user interface. Cicero is designed to increase the productivity of anyone requiring access to multiple applications and information sources. Cicero provides a unique approach that allows companies to organize components of their existing applications into processes required to complete common tasks. Cicero streamlines all activities by providing a single, seamless user interface for instant access to all systems associated with a task. Cicero provides automatic information sharing among all line-of-business applications and tools. Cicero is ideal for deployment in customer contact centers where its highly productive, task-oriented user interface promotes user efficiency.

   Cicero was officially launched in a general release version in June 2001. There have been no significant sales of Cicero to date. A previous version of Cicero has been in use on over 30,000 workstations at Merrill Lynch for approximately five years. We have substantially modified the version of Cicero used at Merrill Lynch to introduce a commercial product that may be implemented in our target markets.

   We also offer products under our Geneva brand name to provide organizations with Systems Integration tools and Messaging solutions. Our Systems Integration products include Geneva Enterprise Integrator and Geneva Business Process Automator. Our Messaging solution is Geneva Integration Broker. Although we plan to focus our efforts principally on our Cicero solution, we will continue to support and develop our remaining Geneva products. Our Geneva Enterprise Integrator and Business Process Automator products are currently being rewritten in the Java language, scheduled to be completed in the 4th quarter of 2002. Until we release the new version of these products, many potential customers may hold off purchasing our current versions. Accordingly, in the short term, we anticipate that our Geneva products will generate less revenue than in previous periods.

Strategic Realignment

   Historically, we have been a global provider of software solutions to help companies integrate new and existing applications as well as extend those applications to the Internet. This market segment is commonly known as "Enterprise Application Integration" or "EAI." Historically, EAI solutions work directly at the server or back-office level allowing disparate applications to communicate with each other.

   Until 2001, we focused primarily on the development, sale and support of EAI solutions through our Geneva product suite. After extensive strategic consultation with outside advisors and an internal analysis of our products and services, we recognized that a new market opportunity had emerged. This opportunity was represented by the increasing need to integrate applications that are physically resident on different hardware platforms, a typical situation in larger companies. In most cases, financial services companies utilize numerous different ("disparate") applications that were not designed to effectively communicate and pass information among themselves, which leads to enterprise inefficiency. With Cicero, which integrates the functionality of these disparate applications at the desktop, we believe that we have found a novel solution to this problem. We believe that our existing experience in and understanding of the EAI marketplace coupled with the unique Cicero solution, which approaches traditional EAI needs in a more effective manner, position us to be a competitive provider of business integration solutions to the financial services industry.

   We originally licensed the Cicero technology and related patents on a worldwide, royalty-free basis from Merrill Lynch in August of 2000 under a license agreement containing standard provisions and a two year exclusivity period. On January 3, 2002, the license agreement was amended to extend our exclusive worldwide marketing, sales and development rights to Cicero in perpetuity (subject to Merrill Lynch's rights to terminate in the event of bankruptcy or a change in control of Level 8) and to grant ownership rights in the Cicero trademark. We are indemnified by Merrill Lynch with regard to the rights granted to us by them. Consideration for the original Cicero license consisted of 1,000,000 shares of our common stock. In exchange for the amendment, we granted an additional 250,000 shares of common stock to MLBC, Inc., a Merrill Lynch affiliate and entered into a royalty sharing agreement. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero or related maintenance services. The royalties are not payable in excess of $20,000,000.

   In connection with executing our strategic realignment and focusing on Cicero, we have restructured our business, reduced our number of employees and sold assets associated with Geneva AppBuilder, Geneva Message Queuing and Geneva XIPC. We experienced a net loss in the first nine months of 2001 of approximately $86.4 million, largely attributable to our restructuring, our new strategic focus, a general slowing of the economy, a decrease in sales of our Geneva products, a substantial accounting charge related to the impairment of certain assets of $32.7 million and a restructuring charge of $8.7 million.

Recent Developments

   Going Concern Risk. In our annual report on Form 10-K, filed on April 1, 2002 and in our Amendment No. 1 on Form 10-K/A filed April 30, 2002, we noted that there may be substantial doubt as to our ability to continue operating as a going concern. In other words, there may not be sufficient cash on hand and income from operations for us to operate for the next 12 months unless additional financing is obtained or we are able to operate on a positive cash flow basis. To address these issues we are actively promoting and expanding our product line and have entered into preliminary sales negotiations with several significant new customers. As referenced above, we have raised approximately $3.6 million from the private placement of common stock and warrants. Additionally, we eliminated our working capital deficiency with the consummation of the asset sale to BluePhoenix Solutions. We are also pursuing additional financing and evaluating non-strategic asset sales with third parties. While we expect to be able to attract additional capital to continue to fund operations and also expect that increased revenues will reduce our operating losses in future periods, there can be no assurance that our plan will be executed as anticipated.


   Private Placement of Common Stock and Warrants. On January 16, 2002 we secured $3.6 million in financing from the private placement of 2,381,952 shares of common stock to a group of investors. In addition, we issued five year warrants to purchase an aggregate of 476,390 shares of our common stock at an exercise price of $2.50 per share, subject to an adjustment in the event that the Company triggers certain anti-dilution provisions of its Series A1 and Series B1 Preferred Stock. We expect to use this capital to address our short term liquidity needs and for general corporate purposes. Pursuant to the terms of the private placement, we have entered into a Registration Rights Agreement with the investors granting them certain rights to have the shares of common stock and the shares of common stock underlying the warrants registered under the Securities Act.

   Cicero License Amendment. On January 3, 2002, we entered into a Purchase Agreement with MLBC, Inc., an affiliate of Merrill Lynch. Pursuant to the Purchase Agreement, we have issued 250,000 shares of our common stock to MLBC and entered into a royalty sharing agreement for sales of Cicero. Under the royalty sharing agreement, we pay a royalty of 3% of the sales price for each sale of Cicero or related maintenance services. The royalties are not payable in excess of $20,000,000. As consideration for the issuance of the shares and the royalty payments, Merrill Lynch has entered into an amendment to the Cicero license agreement which extends our exclusive worldwide marketing, sales and development rights to Cicero and granted us certain ownership rights in the Cicero trademark. Pursuant to the Purchase Agreement, we have also entered into a Registration Rights Agreement granting MLBC certain rights to have the shares of common stock it received under the Purchase Agreement registered under the Securities Act.


   Significant Sales of Common Stock by Our Principal Stockholder. As of November 20, 2001, Advanced Systems Europe B.V., a subsidiary of Liraz Systems Ltd., our principal stockholder, notified us that it had sold 1,004,700 shares of our common stock in a series of transactions. Such sales reduced the beneficial ownership of Liraz from approximately 37.5% to approximately 30%. Furthermore, three of our board members, Messrs. Recanati, Margalit and Grad who were affiliated with Liraz have resigned from our board in connection with a change in control of Liraz.

   Preferred Stock and Warrant Exchange. On October 16, 2001, we effected an exchange of all of our outstanding shares of Series A 4% Convertible Redeemable Preferred Stock and Series B 4% Convertible Redeemable Preferred Stock and related warrants for an equal number of shares of our newly created Series A1 Convertible Redeemable Preferred Stock ("Series A1 Preferred Stock") and Series B1 Convertible Redeemable Preferred Stock ("Series B1 Preferred Stock") and related warrants. The effect of the exchange is as follows:

  . The conversion price for the Series A1 Preferred Stock was reduced from $10.00 to $8.333 per share, and the total number of shares of common stock into which such shares may be converted increased from 1,157,000 to 1,388,456. The exercise price of the related warrants was reduced from $10.00 to $1.77 per share. No dividends are payable on the Series A1 Preferred Stock.

  . The conversion price for the Series B1 Preferred Stock was reduced from $25.0625 to $12.531 per share, and the total number of shares of common stock into which such shares may be converted increased from 1,197,007 to 2,394,063. The exercise price of the related warrants was reduced from $25.0625 to $1.77 per share. No dividends are payable on the Series B1 Preferred Stock.

   Sale of Geneva AppBuilder. On October 1, 2001, we sold all of our assets relating to the Geneva AppBuilder software to BluePhoenix Solutions BV, a subsidiary of Liraz Systems Ltd. ("Liraz"), which is a significant stockholder of Level 8, in exchange for approximately $20.0 million, subject to certain net asset adjustment. Of the proceeds, $12.0 million has been used to pay a portion of our $15.0 million term loan and the remainder will be used as general working capital. We identified the Geneva AppBuilder assets as non-core assets that were not a part of our Cicero software strategy.

   Sale of Geneva Message Queuing and Geneva XIPC Assets. On September 28, 2001, we sold the Geneva Message Queuing and Geneva XIPC products pursuant to a Distribution Agreement and Asset Purchase Agreement with Envoy Technologies, Inc., an unaffiliated private software developer. In exchange for these assets, we received a note for $450,000 and retained the outstanding accounts receivable and deferred maintenance associated with these products in consideration. We identified Geneva Message Queuing and Geneva XIPC as non-core assets that were not a part of our Cicero software strategy.

                               ----------------

   Our principal executive offices are located at 8000 Regency Parkway, Cary, North Carolina 27511 and our telephone number is (919) 380-5000. Our web site is located at www.level8.com. Information contained on our web site is not a part of this prospectus. Level 8, Level 8 Systems and the Level 8 logo are trademarks of Level 8 Systems, Inc. Level 8 Technologies, Geneva, Geneva Integration Suite, Geneva Message Queuing, Geneva XIPC, Geneva Integration Broker, Geneva Enterprise Integrator, Geneva Business Process Automator and Geneva AppBuilder are trademarks of Level 8 Technologies, Inc., a wholly owned subsidiary of Level 8 Systems, Inc. All other product and company names are for identification purposes only and are the property of, and may be the trademarks of, their respective owners. Cicero is a registered trademark of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below together with the other information included in this prospectus before you decide whether to purchase shares of our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have substantially changed our business model and depend on a new, unproven strategy for ongoing revenue.

   Based on our consultations with external strategic advisors and an analysis of our products and revenues, we determined that our best possibility of long-term success would be to concentrate our sales efforts into the customer contact centers of large companies, where the customer service representatives of our target market interact with their customers via telephone, facsimile, electronic mail and other means of communication. The success of our new strategy is highly dependent on market acceptance of Cicero, which we have licensed from Merrill Lynch. Cicero has no track record of sales to the financial services industry and there is no certainty that we will have strong market penetration with our Cicero offering.

   Cicero was officially launched in a general release version in June 2001. There have been no significant sales of Cicero to date. A previous version of Cicero has been in use on over 30,000 workstations at Merrill Lynch for approximately five years. We have substantially modified the version of Cicero used at Merrill Lynch to introduce a commercial product that may be implemented in our target markets.

   Furthermore, we are greatly decreasing our sales and marketing efforts with respect to our historical revenue producing products, the Geneva Integration Suite line of products, and putting less emphasis on our historical business of Enterprise Application Integration at the server level. Moreover, we have sold all assets associated with the Geneva AppBuilder software, which represented approximately 63% of our revenue in fiscal year 2000. We have also sold our Geneva Message Queuing and XIPC products in a separate transaction. These products represented approximately 8.7% of our revenue in fiscal year 2000. Therefore, our past performance and revenues provide no indication of our future prospects and revenues. Our new strategy is subject to the following specialized risks that may adversely affect our long-term revenue and profitability prospects:

  . Cicero was originally developed internally by Merrill Lynch and has no track record of successful sales to organizations within the financial services industry and may not gain market acceptance;

  . We are approaching a different segment of the financial services industry, the customer contact center, than our sales and marketing efforts in the past and there can be no assurance that we can successfully sell and market into this industry.

We have a history of losses and expect that we will continue to experience losses at least through a portion of 2002.

   Although we reported operating income and net income in 1997, we experienced operating losses and net losses in 1998, 1999, 2000 and 2001. We incurred a net loss of $25.1 million for 1998, $15.5 million for 1999, $28.4 million for 2000 and $105.1 million for 2001. At December 31, 2001, we had a working capital deficit of $5 million and an accumulated deficit of $181.4 million. Our ability to generate positive cash flow is dependent upon achieving and sustaining certain cost reductions and generating sufficient revenues.


   Therefore, due to these and other factors, we expect that we will continue to experience net losses at least through the first three quarters of 2002. In the future, we may not generate sufficient revenues to pay for all of our operating costs or other expenses. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful.

There may be substantial doubt as to whether we can continue as a going concern.


   Since we incurred a net operating loss of $105.1 million for the year ended December 31, 2001, experienced negative cash flows from operations, had a significant working capital deficiency at December 31, 2001 and are relying on acceptance of a newly developed and marketed product, there may be substantial doubt that we can continue to operate as a going concern. While we have attracted some additional capital to continue to fund operations there can be no assurance that we can obtain additional financing and if we do obtain financing that it will be on terms that are favorable to us or our stockholders.


Because we cannot accurately predict the amount and timing of individual sales, our quarterly operating results may vary significantly, which could adversely impact our stock price.

   Our quarterly operating results have varied significantly in the past, and we expect they will continue to do so in the future. We have derived, and expect to continue to derive in the near term, a significant portion of our revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in our operating results, particularly on a quarterly basis. Our quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract which we are able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues are typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. We believe these patterns are partly attributable to budgeting and purchasing cycles of our customers and our sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

   Furthermore, because the size of individual sales of Geneva AppBuilder, Geneva Enterprise Integrator and Geneva Business Process Automator products have been large in the past and because we anticipate that Cicero sales may also be large, each sale can or will account for a large percentage of our revenue and a single sale may have a significant impact on the results of a quarter. The sales of both our historical products and Cicero can be classified as generally large in size to a small discrete number of customers. For example, Cicero pricing starts at $795 per seat with discounts for large installations. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer's decision to purchase our other products increases the risk of quarter-to-quarter fluctuations. We expect that Cicero sales will require a similar commitment of time and financial resources because it is an enterprise product. Typically, the purchase of our products involves a significant technical evaluation by the customer and the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for our products to a number of significant risks, including our customers' budgetary constraints and internal acceptance reviews. The length of our sales cycle may vary substantially from customer to customer.

   We typically do not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter to quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, we believe that a period-to-period comparison of our historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, our revenues in the third and fourth quarters of our fiscal years may not be indicative of the revenues for the first and second quarters. Moreover, if our quarterly results do not meet the expectations of our securities analysts and investors, the trading price of our common stock would likely decline.

Loss of key personnel associated with Cicero development could adversely affect our business.

   We have recently hired several people with specialized knowledge of the Cicero technology. Loss of some or all of these software engineers could have a significant impact on our execution of our new strategy because they have specialized knowledge developed over a long period of time with respect to the Cicero technology.

Different competitive approaches or internally developed solutions to the same business problem could delay or prevent adoption of Cicero.

   Cicero is designed to address in a novel way the problems that large companies face integrating the functionality of different software applications by integrating these applications at the desktop. To effectively penetrate the market for solutions to this disparate application problem, Cicero will compete with traditional EAI solutions that attempt to solve this business problem at the server or back-office level. Server level EAI solutions are currently sold and marketed by companies such as NEON, Mercator, Vitria, and BEA. There can be no assurance that our potential customers will determine that Cicero's desktop integration methodology is superior to traditional middleware EAI solutions provided by the competitors described above in addressing this business problem. Moreover, the information systems departments of our target customers, large financial institutions, are large and may elect to attempt to internally develop an internal solution to this business problem rather than to purchase the Cicero product. Cicero itself was originally developed internally by Merrill Lynch to solve these integration needs.

   Accordingly, we may not be able to provide products and services that compare favorably with the products and services of our competitors or the internally developed solutions of our customers. These competitive pressures could delay or prevent adoption of Cicero or require us to reduce the price of our products, either of which could have a material adverse effect on our business, operating results and financial condition.

We may be unable to enforce or defend our ownership and use of proprietary and licensed technology.

   Our success depends to a significant degree upon our proprietary and licensed technology. We rely on a combination of patent, trademark, trade secret and copyright law, contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and there is no guarantee that our protection of our proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, our competitors may independently develop similar technology, duplicate our products or design around our patents or our other intellectual property rights. We may not be able to detect or police the unauthorized use of our products or technology, and litigation may be required in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights. Additionally, with respect to the Cicero line of products, there can be no assurance that Merrill Lynch will protect its patents or that we will have the resources to successfully pursue infringers. Any litigation to enforce our intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect our business.

   We do not believe that any of our products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that we have infringed their intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us would divert management resources, and could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

We have not paid any dividends on our common stock and it is likely that no dividends will be paid in the future.

   We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Liraz could significantly influence matters submitted to our stockholders.

   Liraz Systems Ltd. ("Liraz"), an Israeli public company, and its subsidiaries currently hold approximately 25% of our outstanding voting stock. As a result, Liraz may have significant influence over all matters submitted to our stockholders for a vote, including the election of directors and the approval of mergers and other business combination transactions for which a majority vote is required, which could adversely affect the market price of our common stock or delay or prevent a change of control. In addition, a wholly owned subsidiary of Liraz beneficially owns an additional 1,200,048 shares of common stock issuable upon the conversion of our Series A1 Preferred Stock. If Liraz's subsidiary converts all of its Level 8 preferred stock, Liraz and its subsidiaries would then hold approximately 30% of our outstanding common stock, based on the number of shares of our common stock outstanding as of December 10, 2001.

Provisions of our charter and Bylaws and Delaware law could deter takeover attempts.

   Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder's best interests. These provisions of Delaware law also may adversely affect the market price of our common stock. Our certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as may be determined from time to time by the board of directors. Such designations, rights and preferences established by the board may adversely affect our stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Level 8. Although we have no present intention to issue any shares of preferred stock in addition to the currently outstanding preferred stock, we may issue preferred stock in the future.

Our stockholders may be diluted by the exercise of options and warrants and conversion of preferred stock or by the registration of additional securities for resale.


   We have reserved 6,400,000 shares of common stock for issuance under our employee incentive plans and 120,000 shares under our outside director incentive plan. As of December 31, 2001, options to purchase an aggregate of 4,329,633 shares of common stock were outstanding pursuant to our employee and director incentive plans. Warrants to purchase an additional 2,396,903 shares of common stock are outstanding. We have also reserved 1,388,456 shares of common stock for issuance upon conversion of the outstanding Series A1 Preferred Stock and 2,394,063 shares of common stock for issuance upon conversion of the outstanding Series B1 Preferred Stock. The exercise of such options and warrants or conversion of preferred stock and the subsequent sale of the underlying common stock in the public market could adversely cause the market price of our common stock to decline.

   We have negotiated the right to issue up to 3,000,000 shares of common stock, warrants or other securities without triggering the anti-dilution provisions of the Series A1 Preferred Stock and related warrants, and the Series B1 Preferred Stock and related warrants. After we exhaust our right to issue the 3,000,000 shares, the anti-dilution provisions may restrict our ability to access the capital markets or to pursue equity financing transactions. The number of shares of common stock into which the newly created Series A1 and Series B1 Preferred Stock are convertible into is 3,782,519, which represents a 61% increase in the number of shares of common stock issuable upon conversion of the previously outstanding Series A and Series B Preferred Stock. Moreover, as part of the Preferred Stock exchange, we decreased the exercise price of the 1,799,022 related warrants to $1.77, which increases the likelihood that these warrants will be exercised. Conversion of the Series A1 Preferred Stock and/or the Series B1 Preferred Stock or the exercise of the related warrants would dilute existing stockholders and may cause the market price of our stock to decline.

   Following completion of the January 16, 2002 private placement of common stock and warrants, we may not issue additional shares of common stock or equivalent equity securities in financing transactions at a market price below the conversion prices of the Series A1 and Series B1 Preferred Stock without triggering these anti-dilutive provisions. The conversion prices of the Series A1 and B1 Preferred Stock are $8.333 and $12.531, respectively.

   In connection with the private placement described above and other agreements, we are concurrently registering an additional 5,678,511 shares of common stock by means of another prospectus and registration statement. Resale of a significant number of such shares could adversely affect the market price of our common stock.


Future sales of common stock by Liraz or its affiliate could cause the market price of our common stock to decline.

   Future sales of substantial numbers of shares of common stock (including shares issued upon the conversion of preferred stock) by Liraz or its affiliate, or the perception that such sales could occur, could adversely affect the market price of our common stock. Liraz and its affiliates are registering for resale up to 3,905,420 shares of common stock in this registration statement. We are registering an additional 1,200,048 shares of common stock underlying the Series A1 Preferred Stock held by a Liraz affiliate by means of another registration statement. If Liraz sells a large portion of its securities on the open market at or about the same time, the market price of our common stock may decline.


We will not receive any proceeds from this offering and, because of expenses, our book value may decline as a result of this and other resale offerings.

   This prospectus is for the resale from time to time of shares of common stock held by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. Pursuant to contractual requirements, we are paying all the expenses of registration for this resale offering. Moreover, we anticipate filing additional resale registration statements covering additional shares that may be offered from time to time by selling stockholders and will not receive any proceeds from those offerings. Accordingly, following effectiveness of this prospectus and the registration of future shares for resale, the book value of our common stock may be lower than it was previously.

                           INCORPORATION BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information.

   The following documents are incorporated by reference herein:

  (a) Our Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2001 as filed with the SEC on April 30, 2002.


  (b) Our Current Reports on Form 8-K filed with the SEC on January 11, 2002 and January 25, 2002;




  (c) The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on July 11, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.


   In addition, all documents we have filed or subsequently file with the SEC under Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934 before the termination of the offering are incorporated by reference.

   We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this prospectus forms a part. Such requests should be directed to Investor Relations, Level 8 Systems, Inc., 8000 Regency Parkway, Cary, North Carolina 27511. Our telephone number is (919) 380-5000. Our web site is http://www.level8.com. The information on our web site is not intended to be a part of this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

   These and other statements which are not historical facts are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risk and uncertainties include, among others, the risks and uncertainties described in "Risk Factors" on page 5.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

   Our shares of common stock to which this prospectus relates are being registered for resales by the selling stockholders. The selling stockholders may resell all, a portion or none of such shares of common stock from time to time. The table below sets forth with respect to each selling stockholder, based upon information available to us as of April 1, 2002, the number of shares of common stock beneficially owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding common stock that will be owned after the sale of the registered shares of common stock, assuming the sale of all of the registered shares of common stock under this prospectus and all other currently effective prospectuses.


                                                        Number of Shares
                                            Number       of Common Stock
                           Number of     of Shares of   To Be Owned After
                           Shares of     Common Stock       Offering
                          Common Stock   Which May Be   --------------------
          Name              Owned(1)      Offered(1)     Number      Percent
          ----            ------------   ------------   ---------    -------
Liraz Systems Ltd........  5,105,468(2)   3,905,420(3)  1,200,048(4)   6.9%
Advanced Systems Europe
 B.V. ("ASE")............  2,021,305(5)     821,257(5)  1,200,048      6.9%(3)

--------
 *  Represents less than one percent (1%).
(1) The number of shares of common stock owned by each selling stockholder includes the aggregate number of shares of common stock that may be obtained by each stockholder upon conversion of all the Series A1 Preferred Stock owned by the stockholder. The shares offered by this prospectus may be sold by the selling stockholder from time to time. The number of shares, if any, offered by each selling stockholder and the corresponding number of shares beneficially owned by each selling stockholder after each sale will vary depending upon the terms of the individual sales.
(2) Liraz owns of record 3,084,163 shares of common stock. In addition, Liraz is the parent company of ASE and may therefore be deemed to beneficially own the 2,021,305 shares of common stock owned by ASE. Liraz is the principal stockholder of Level 8 and recently purchased Level 8's Geneva AppBuilder assets through its subsidiary, BluePhoenix Solutions.

(3) Liraz may offer from time to time under this prospectus all 3,084,163 shares of common stock that it holds directly. Moreover, Liraz may deemed to be offering the 821,257 shares of common stock beneficially held by ASE. ASE also holds 1,200,048 shares of common stock issuable upon conversion of Series A1 Preferred Stock, which are being registered for resale from time to time pursuant to a separate registration statement.

(4) This figure reflects the 1,200,048 shares of common stock issuable upon conversion of Series A1 Preferred Stock held by ASE.

(5) ASE, a wholly-owned subsidiary of Liraz owns of record and may offer from time to time under this prospectus 821,257 shares of common stock. ASE currently beneficially owns an additional 1,200,048 shares of common stock issuable upon conversion of Series A1 Preferred Stock, which are being registered for resale from time to time pursuant to a separate registration statement.

                              PLAN OF DISTRIBUTION

   We are registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

   The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may pledge and or loan these shares to broker-dealers who may borrow the shares against their hedging short position and in turn sell these shares under the prospectus to cover such short position.

   The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The selling stockholders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling stockholders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

   Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  . the name of each such selling stockholder and of the participating broker-dealer(s);

  .  the number of shares involved;

  .  the initial price at which such shares were sold;

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  .  other facts material to the transactions.

   In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                 LEGAL MATTERS

   Certain legal matters in connection with the shares of common stock offered by this prospectus have been passed on for Level 8 Systems, Inc. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A Amendment No. 1 as of December 31, 2001 and 2000 and for the years then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


   Our financial statements for the year ended December 31, 1999 incorporated in this Prospectus by reference to the Annual Report of Level 8 Systems, Inc. on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Level 8 Systems, Inc. (on behalf of itself and the selling stockholders) in connection with this offering. All amounts are estimates except for the registration fee.

   SEC Registration Fee................................................ $ 1,753
   Accounting Fees and Expenses........................................  10,000
   Legal Fees and Expenses.............................................  10,000
   Miscellaneous.......................................................   8,247
                                                                        -------
     Total............................................................. $30,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

   The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Statutory Provisions Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

   An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. Our company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above.

   The registrant's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of the registrant.

Item 16. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  5.1    Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby (previously filed).
 23.1    Consent of Deloitte & Touche LLP (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of Powell, Goldstein, Frazer & Murphy LLP (included in exhibit
          5.1).
 24.1    Power of Attorney (included on signature page).

Item 17. Undertakings

   (a) (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cary, State of North Carolina, on May 8, 2002.


                                          LEVEL 8 SYSTEMS, INC.

                                                   /s/ Anthony C. Pizi
                                          By: _________________________________
                                                     Anthony C. Pizi
                                              Chairman of the Board, Chief
                                                    Executive Officer
                                               and Chief Technology Officer


              Signature                          Title                   Date
              ---------                          -----                   ----


       /s/ Anthony C. Pizi             Chairman of the Board,         May 8, 2002
______________________________________  Chief Executive Officer
           Anthony C. Pizi              and Chief Technology
                                        Officer (Principal
                                        Executive Officer)


         /s/ Paul Rampel               President and Director         May 8, 2002
  ____________________________________
             Paul Rampel


      /s/ John P. Broderick            Chief Financial Officer,       May 8, 2002
 ______________________________________  Treasurer and Corporate
          John P. Broderick             Secretary (Principal
                                        Financial and Accounting
                                        Officer)

        /s/ Michel Berty*              Director                       May 8, 2002
 ______________________________________
            Michel Berty

        /s/ Theodore Fine*             Director                       May 8, 2002
 ______________________________________
            Theodore Fine

                                       Director
 ______________________________________
            Byron Vielehr

        /s/ Frank Artale*              Director                       May 8, 2002
 ______________________________________
            Frank Artale

        /s/ Richard Daly*              Director                       May 8, 2002
______________________________________
            Richard Daly

                                       Director
______________________________________
            John Barbano


                                       Director
______________________________________
              Jon Anton

     /s/ Anthony C. Pizi
*By: _________________________________
           Anthony C. Pizi
           Attorney-in-Fact


                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  5.1    Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby (previously filed).


 23.1    Consent of Deloitte & Touche LLP (filed herewith).


 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).


 23.3    Consent of Powell, Goldstein, Frazer & Murphy LLP (included in exhibit
          5.1).


 24.1    Power of Attorney (included on signature page).